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                                                                   Exhibit T3E-3
         [ABFS LETTERHEAD]

                           YOUR RESPONSE IS IMPORTANT!

                           PLEASE CALL WITH QUESTIONS!

         Date

         Dear Valued Investor:

         PLEASE REMEMBER--YOUR OPPORTUNITY TO EXCHANGE YOUR ELIGIBLE INVESTMENT NOTES IN THE EXCHANGE OFFER WILL EXPIRE IN LESS THAN A WEEK--JUNE 30, 2004, UNLESS EXTENDED BY ABFS.

         YOUR PARTICIPATION IN THE EXCHANGE OFFER WILL HELP ABFS TO INCREASE SHAREHOLDERS' EQUITY AND REDUCE DEBT, WHICH WILL ENABLE THE COMPANY TO ACHIEVE COMPLIANCE WITH FINANCIAL COVENANTS IN ITS CREDIT FACILITIES AND ENHANCE ABFS' ABILITY TO IMPLEMENT ITS ADJUSTED BUSINESS STRATEGY.

         Please review the Offer to Exchange that was sent to you, in particular the reasons for the Exchange Offer on page 13 and the Risk Factors on page 28. This and the other material found in the Exchange Offer kit contains all the information you need to make an informed decision.

          If you have not received your Exchange Offer kit, need another kit sent to you--or if you have any questions concerning the Exchange Offer or filling out the Letter of Transmittal, please contact ABFS' Investment Notes Exchange Unit directly at 1-800-597-7004, Monday through Thursday, 8:30 a.m. to 8:00 p.m. (EDT), Friday from 8:30 a.m. to 6:00 p.m., and Saturday from 10:00 a.m. to 3:00 p.m. An ABFS Investment Note Officer will be happy to help you. In addition, we'd be happy to arrange for a UPS pick-up of your Letter of Transmittal, or you can fax it to us at 215-940-3397.

         Your decision is important to you and ABFS. We hope that the relationship we have developed over the years will continue in the future as we reshape our business. Again, please call us at 1-800-597-7004 if you need any assistance regarding this Exchange Offer. As always, we appreciate and value your investments in ABFS.



                                              Very truly yours,


                                              Anthony J. Santilli
                                              Chairman, President and CEO



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